EXHIBIT 99.1

Editorial Contacts:

Tim Marklein, HP +1 650 236 4525 tim.marklein@hp.com

Rebeca Robboy, HP +1 650 857 2064 rebeca_robboy@hp.com

HP Terminates Stockholder Rights Plan	PRGP92

PALO ALTO, Calif., Jan. 21, 2003 — The board of directors of HP (NYSE:HPQ) has unanimously voted to amend HP’s stockholder rights plan to accelerate the final expiration date of the purchase rights issued thereunder.

Under the terms of the amendment, the purchase rights will now expire at the close of business Tuesday, Jan. 21, 2003, rather than Sept. 17, 2011, as initially provided under the rights plan. The company also announced that the rights plan will be terminated upon the expiration of the purchase rights.

At the time of the shareowner vote on the company’s merger with Compaq Computer Corporation, the company stated that its management intended to recommend termination of the company’s rights plan following the completion of the merger. Based upon that recommendation as well as other factors, the company’s board of directors determined that the rights plan is not presently necessary to protect the company and its stockholders. The company may consider and adopt a new stockholder rights plan in the future based upon changing market conditions and other circumstances that may arise.

About HP

HP is a leading global provider of products, technologies, solutions and services to consumers and businesses. The company’s offerings span IT infrastructure, personal computing and access devices, global services and imaging and printing. HP completed its merger transaction involving Compaq Computer Corporation on May 3, 2002. More information about HP is available at http://www.hp.com.